UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2016

Clearside Biomedical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37783	45-2437375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Old Alpharetta Road, Suite 300

Alpharetta, Georgia 30005

(Address of principal executive offices, including zip code)

(678) 270-3631

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 21, 2016, Clearside Biomedical, Inc. (the “Company”) entered into an Office Lease Agreement (the “Lease”) with BRE/COH GA LLC, a Delaware limited liability company (the “Landlord”), under which the Company will lease 18,744 square feet of space for its corporate headquarters to be located at 900 North Point Parkway, Suite 250, Alpharetta, Georgia 30005. In addition, the Company has agreed to rent an additional 963 square feet of space beginning when the Company notifies the Landlord of its intent to begin leasing that space, but not later than the first day of the 18th month following the commencement date, which is the date on which the Landlord’s work is substantially complete and which is targeted to be on or about March 1, 2017. The Company also has a one-time right of first refusal to rent an additional 910 square feet of space in the building on the terms and at the rates set forth in the Lease.

Under the Lease, the Company will pay an initial annual base rent of $421,740, or $35,145 per month, subject to an increase of 3% per year. In addition, the Company will pay its pro rata share of the Landlord’s annual operating expenses associated with the premises, calculated as set forth in the Lease. The Lease also provides for an initial 6-month base rent abatement period.

The term of the Lease will continue for 78 months after the commencement date. If the Landlord’s work is not substantially complete by April 15, 2017, the Company will be entitled to additional rent abatements as specified in the Lease. The Company has an option to renew the Lease for one additional term of five years. If exercised, rent during the renewal term will be at the prevailing market rate as defined in the Lease.

The foregoing is a summary description of certain terms of the Lease, is not complete and is qualified in its entirety by reference to the text of the Lease, a copy of which is attached as Exhibit 10.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Office Lease Agreement, dated November 21, 2016, by and between the Registrant and BRE/COH GA LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARSIDE BIOMEDICAL, INC.

	By:	/s/ Charles A. Deignan
Date: November 23, 2016		Charles A. Deignan Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Office Lease Agreement, dated November 21, 2016, by and between the Registrant and BRE/COH GA LLC.